Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

     This Amendment to the Employment Agreement (as defined herein), effective as of March 28, 2005, is made by and between James L. Box, an individual resident of Georgia (“Box”) and ebank (the "Employer”).

     WHEREAS, the compensation committee of the Employer’s holding company approved an amendment to that certain Employment Agreement dated May 17, 2002, by and between Box and the Employer, as amended (the “Employment Agreement”);

     WHEREAS, this Amendment sets forth the terms and conditions of the amendment as approved by the compensation committee of the Employer’s holding company;

     NOW, THEREFORE, for and in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt, legal sufficiency and adequacy of which are hereby acknowledged, the parties, each intending to be legally bound hereby, agree to amend the Employment Agreement as follows:

     1.     Section 4(f) of the Employment Agreement is amended by deleting such section in its entirety and inserting in lieu thereof the following:

     f.     (A) Upon a Change in Control, if the Employer terminates the Employee Without Cause, or if Employee terminates his employment for Good Reason (as defined below), at any time within a period of twelve (12) months following the date of such Change in Control, then, in addition to other rights and remedies available in law or equity, the restrictive covenants contained in Section 9 shall not apply after such termination and, in addition, the Employee shall be entitled to the following: (i) the Employer shall pay the Employee in cash within 15 days of such termination date any sums due him as base salary and/or reimbursement of expenses through the date of such termination, plus any bonus earned or accrued under the Bonus Plan through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Employee’s termination (and any forfeiture in other restrictive provisions applicable to each award shall not apply); and (ii) the Employer shall pay the Employee in cash within 15 days of such termination date one lump sum payment in an amount equal to the Employee’s then current annual base salary multiplied by 2.99 (without taking into account the amount of the Term which may have lapsed by such date).

             (B) For purposes of this Section 4(f), “Good Reason” shall mean the occurrence after a Change in Control of any of the events or conditions described in subparagraphs (i) through (vi) hereof:

     (i) A change in the Employee’s status, title, position or responsibilities (including reporting responsibilities) which, in the

Employee’s good faith judgment, does not represent a promotion from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Employee of any duties or responsibilities which, in the Employee’s good faith judgment, are inconsistent with his status, title, position or responsibilities in effect immediately prior to such assignment; or any removal of the Employee from or failure to reappoint or reelect him to any position, except in connection with the termination of his employment for disability, Cause, as a result of his death or by the Employee other than for Good Reason;

(ii) any requirement that the Employee be based anywhere more than ten (10) miles from the office where the Employee was based at the time of the Change in Control, if such relocation increases the Employee’s commute by more than five (5) miles;

(iii) Any material breach by the Employer of any provision of this Agreement; or

(iv) The failure of the Employer to obtain an agreement, satisfactory to the Employee, from any successor or assign of the Employer (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place.

            Any event or condition described in subparagraph (i) above which occurs prior to the effective date of any Change in Control, but which the Employee reasonably demonstrates (a) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with or in anticipation of a Change in Control, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to such effective date. The Employee’s continued employment or failure to give the Employer any notice of termination for Good Reason shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

             (C) For purposes of this Section 4(f), any good faith determination of Good Reason made by the Employee shall be conclusive.

     2.      Section 4(i) of the Employment Agreement is amended by deleting such section in its entirety and inserting in lieu thereof the following:

     i.      (A) The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Employee’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations promulgated thereunder. In the event that the severance and other benefits provided to Employee herein would (i) constitute “excess parachute payments” within the meaning of Section 280G(b) of the Code and (ii) but for the above, such payments (together with any other “excess parachute payments” made to the Employee hereunder or under any other agreement with the Employee) would be subject to the excise tax imposed by Section 4999 of the Code, then such payments under this section shall be either:

(1) payable in full, reduced only by the tax cost, if any, to the Employer as a result of any loss of any deduction under Section 280G of the Code with respect to such payments; or

(2) payable in such lesser amount which would result in no portion of such payments being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Employee on an after-tax basis, of the greatest amount of payments under this section (the “Reduced Amount”).

                    (B) All determinations required to be made under this Section 4(i) shall be made by the Employer’s independent accountants acting as auditors for the Employer on the date of a Change in Control (to the extent permitted by applicable law), or such other certified public accounting firm reasonably acceptable to the Employer as may be designated by Employee (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employer and Employee within 15 business days of the receipt of notice from Employee that a Payment is due to be made, or such earlier time as is requested by the Employer. For purposes of making the calculations required by this Agreement, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes (of both the Employee and the Employer) and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Employer and Employee shall furnish to the Accounting Firm such information and documents as such firm may reasonably request in order to make a determination under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any determination by the Accounting Firm shall be binding upon the Employer and Employee for all purposes.

                    (C) In the event, after the exhaustion of all remedies, it is necessary to reduce any of the payments to be made to the Employee hereunder or under any other agreement with the Employee, the Employee shall direct which of such payments are to be modified or reduced, and the difference between the original amount of all such payments and the Reduced Amount shall be treated for all purposes as a loan to Employee, which Employee shall repay to the Employer together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

                    (D) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that payments hereunder will have been unnecessarily limited by this Section 4(i) (an “Underpayment”), consistent with the calculations required to be made hereunder. The Accounting Firm shall determine the amount of any Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of Employee together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

                    (E) In the event that the provisions of Code Sections 280G and 4999 or any successor provisions are repealed without succession, this Section 4(i) shall be of no further force or effect.

     3.      Except to the extent this Amendment modifies the Employment Agreement, all of the provisions of the Employment Agreement shall remain active and in full effect.

     IN WITNESS WHEREOF, the parties have caused their respective signatures to be affixed to this Amendment, effective as of the date first above written.

ebank
/s/ James L. Box
Name:
Title:	President & CEO

Employee
/s/ James L. Box
James L. Box